AWARD/CONTRACT

1. THIS CONTRACT IS A RATED ORDER UNDER DPAS (15 CFR 700)

RATING

PAGE 1 OF PAGES 38

2. CONTRACT *(Proc. Inst. Ident.)* NO.
N6833525C0254

3. EFFECTIVE DATE
07 Aug 2025

4. REQUISITION/PURCHASE REQUEST/PROJECT NO.
1301225449

5. ISSUED BY CODE N68335
NAVAL AIR WARFARE CENTER AD (LKE)
BL53000 PROCUREMENT DEPARTMENT, BUILDING 120,
LAKEHURST NJ 08733-5082

6. ADMINISTERED BY *(If other than Item 5)* CODE S0302A
DCMA MOUNTAIN PACIFIC
WEST 6TH AVENUE AND KIPLING STREET
DENVER FEDERAL CENTER, BLDG 16
LAKEWOOD CO 80225-0586
SCD: C

7. NAME AND ADDRESS OF CONTRACTOR *(No., street, city, county, state and zip code)*
PARALLEL FLIGHT TECHNOLOGIES, INC.
MR. SHANNON KNUDSEN
450 MCQUAIDE DR
WATSONVILLE CA 95076-1921

CODE 87G52 FACILITY CODE

8. DELIVERY
[ ] FOB ORIGIN [X] OTHER *(See below)*

9. DISCOUNT FOR PROMPT PAYMENT
Net 30 Days

10. SUBMIT INVOICES *(4 copies unless otherwise specified)* TO THE ADDRESS SHOWN IN: ITEM Section G

11. SHIP TO/MARK FOR CODE N00014
OFFICE OF NAVAL RESEARCH
DANIEL ELEUTERIO
875 N. RANDOLPH ST. SUITE 1067CODE 322FNOC
ARLINGTON VA 22203

12. PAYMENT WILL BE MADE BY CODE HQ0339
DFAS - COLUMBUS CENTER
WEST ENTITLEMENT OPERATIONS
COLUMBUS OH 43218-2317

13. AUTHORITY FOR USING OTHER THAN FULL AND OPEN COMPETITION:
[ ] 10 U.S.C. 2304(c)( ) [ ] 41 U.S.C. 253(c)( )

14. ACCOUNTING AND APPROPRIATION DATA
See Schedule

15A. ITEM NO.	15B. SUPPLIES/ SERVICES	15C. QUANTITY	15D. UNIT	15E. UNIT PRICE	15F. AMOUNT
	SEE SCHEDULE				

15G. TOTAL AMOUNT OF CONTRACT **$3,741,375.00**

16. TABLE OF CONTENTS

(X)	SEC.	DESCRIPTION	PAGE(S)	(X)	SEC.	DESCRIPTION	PAGE(S)
		PART I - THE SCHEDULE				**PART II - CONTRACT CLAUSES**	
X	A	SOLICITATION/ CONTRACT FORM	1 - 2	X	I	CONTRACT CLAUSES	23 - 37
X	B	SUPPLIES OR SERVICES AND PRICES/ COSTS	3 - 5			**PART III – LIST OF DOCUMENTS, EXHIBITS AND OTHER ATTACH.**	
X	C	DESCRIPTION/ SPECS./ WORK STATEMENT	6	X	J	LIST OF ATTACHMENTS	38
X	D	PACKAGING AND MARKING	7			**PART IV - REPRESENTATIONS AND INSTRUCTIONS**	
X	E	INSPECTION AND ACCEPTANCE	8		K	REPRESENTATIONS, CERTIFICATIONS AND OTHER STATEMENTS OF OFFERORS	
X	F	DELIVERIES OR PERFORMANCE	9				
X	G	CONTRACT ADMINISTRATION DATA	10 - 19		L	INSTRS., CONDS., AND NOTICES TO OFFERORS	
X	H	SPECIAL CONTRACT REQUIREMENTS	20 - 22		M	EVALUATION FACTORS FOR AWARD	

CONTRACTING OFFICER WILL COMPLETE ITEM 17 (SEALED-BID OR NEGOTIATED PROCUREMENT) OR 18 (SEALED-BID PROCUREMENT) AS APPLICABLE

17. [X] CONTRACTOR'S NEGOTIATED AGREEMENT Contractor is required to sign this document and return1 copies to issuing office.) Contractor agrees to furnish and deliver all items or perform all the services set forth or otherwise identified above and on any continuation sheets for the consideration stated herein. The rights and obligations of the parties to this contract shall be subject to and governed by the following documents: (a) this award/contract, (b) the solicitation, if any, and (c) such provisions, representations, certifications, and specifications, as are attached or incorporated by reference herein. (Attachments are listed herein.)

18. [ ] SEALED-BID AWARD (Contractor is not required to sign this document.) Your bid on Solicitation Number ______________ including the additions or changes made by you which additions or changes are set forth in full above, is hereby accepted as to the terms listed above and on any continuation sheets. This award consummates the contract which consists of the following documents: (a) the Government's solicitation and your bid, and (b) this award/contract. No further contractual document is necessary. (Block 18 should be checked only when awarding a sealed-bid contract.)

19A. NAME AND TITLE OF SIGNER *(Type or print)*

20A. NAME OF CONTRACTING OFFICER
JENNIFER CASALE / CONTRACTING OFFICER
TEL: 732-323-1193 EMAIL: jennifer.casale@navy.mil

19B. NAME OF CONTRACTOR
BY ______________________
(Signature of person authorized to sign)

19C. DATE SIGNED

20B. UNITED STATES OF AMERICA
BY [signature]
(Signature of Contracting Officer)

20C. DATE SIGNED
07-Aug-2025

AUTHORIZED FOR LOCAL REPRODUCTION
Previous edition is NOT usable

STANDARD FORM 26 (REV. 5/2011)
Prescribed by GSA – FAR (48 CFR) 53.214(a)

Section A - Solicitation/Contract Form

SECTION A NOTES

Section A - SOLICITATION/CONTRACT FORM

CLAUSES INCORPORATED BY FULL TEXT

Points of Contact

Contract Specialist

Mr. Rhondi Bates

Phone: 732-323-4832

Email: rhondi.e.bates.civ@us.navy.mil

Government Technical Point of Contact

Daniel Eleuterio

Phone: 703-696-4303

Email: daniel.p.eleuterio.civ@us.navy.mil

Alternate Government Technical Point of Contact

Brian Holm-Hansen

Phone: 703-217-3994

Email: brian.holm-hansen.civ@us.navy.mil

Contractor

Mr. Shannon Knudsen

Phone: 571-723-0601

Email: smk@parallelflight.com

THIS REQUIREMENT IS FOR A SMALL BUSINESS INNOVATION RESEARCH (SBIR) PHASE II CONTRACT IN SUPPORT OF THE OFFICE OF NAVAL RESEARCH (ONR) SBIR PROGRAM.

Refer to the following website for information on clauses incorporated into this contract:

https://www.acquisition.gov/browse/index/far

Contract Administration Delegation:

In accordance with FAR 42.202, the Contracting Officer delegates all contract administration functions listed in FAR 42.302(a). The Contractor is advised to direct all inquiries concerning administration of this contract to the Administrative Contracting Officer (ACO) designated in Block 6 of the SF26 of this award document.

Section B - Supplies or Services and Prices

ITEM NO	SUPPLIES/SERVICES	QUANTITY	UNIT	UNIT PRICE	AMOUNT
0001		1	Lot		$3,741,375.00
	Research and Development
	CPFF

Services and materials necessary to conduct research and development under SBIR Topic (A1.04-2500) entitled "(Modifications to Firefly to make maritime compatible)" sufficient to demonstrate the conceptual feasibility of the Phase I effort and show development progress towards successful application of the efforts and deliver in accordance with the Statement of Work as set forth in the schedule.

	FOB: Destination
	PSC CD: AC12
	ESTIMATED COST				$3,496,612.00
	FIXED FEE				$244,763.00
	TOTAL EST COST + FEE				$3,741,375.00

ITEM NO	SUPPLIES/SERVICES	QUANTITY	UNIT	UNIT PRICE	AMOUNT
0001					$0.00
	Funding For CLIN 0001
	FFP
	PURCHASE REQUEST NUMBER: 1301225449
				NET AMT	$0.00
					$1,000,000.00
	ACRN AA
	CIN: 130122544900001

ITEM NO	SUPPLIES/SERVICES	QUANTITY	UNIT	UNIT PRICE	AMOUNT
0002		1	Lot		NSP
	Data for CLIN 0001
	CPFF
	Data for CLIN 0001 to be produced in accordance with the DD1423 Contract
	Data Requirements List, Exhibit A, A001-A004 (and DIDs referenced therein).
	FOB: Destination
	PSC CD: AC12

	ESTIMATED COST				$0.00
	FIXED FEE				$0.00
	TOTAL EST COST + FEE				$0.00

SECTION B NOTES

B.1This is a Phase II SBIR contract award. This is a Cost Plus Fixed Fee (Completion Form) contract. The contractor shall perform the work specified below and in Section C. The contractor shall be reimbursed in accordance with the provisions of the clauses entitled Allowable Cost and Payment, FAR 52.216-7, and Fixed Fee, FAR 52.216-8.

Contractors are advised that a web site is available for viewing or printing out Data Item Descriptions (DIDs) as follows:

https://navysbir.com/links_forms.htm

B.2

B.3Contractors are requested to advise the Government of any potential interest in the sale or grant to the Government of technical data rights stemming from performance under this contract. If purchased or granted under any such agreement, the Government intends on using the technical data (as defined in DFARs 252.227-7018 (a)) on an unlimited and unrestricted basis (also defined at DFARs 252.227-7018 (a)).  These unlimited rights are in addition to, and cannot be less than or restricted by, any existing data rights already conveyed to the Government under DFARs 252.227-7018 (b). If considering a sale or grant of unlimited rights under this paragraph, please identify the terms and conditions of such a transaction and any requested price for transferring ownership. If sold or granted, an express statement reflecting any such agreement will be inserted directly in the schedule. This paragraph is self-deleting if no agreement for sale or grant of rights is reached and no express statement of Government ownership is otherwise included in this contract. Sale or grant of unlimited rights is not a requirement for engaging in this contract with the Government.

B.4Payment of Fixed Fee - Completion

The Government shall make payments (provisional) to the contractor when requested as work progresses, but not more than twice per month. The fixed fee specified herein, subject to any adjustment required by other provisions of this contract, will be made in installments to be paid at the time of each provisional payment of the allowable cost. The amount of each such payment of fee shall be in the same ratio to the total fixed fee as the provisional payment of allowable cost is to the total estimated cost of the contract. The balance of the fixed fee will be paid in accordance with other clauses in this contract.

Withholding - Per FAR 52.216-8, Fixed Fee, payment of the fixed fee shall be made as specified in the Schedule; provided that the Contracting Officer withholds a reserve not to exceed 15 percent of the total fixed fee or $100,000, whichever is less, to protect the Government’s interest.

In the event of discontinuance of the work, the fixed fee shall be redetermined by mutual agreement equitably to reflect any diminution of the work performed per FAR 52.232-22, Limitation of Funds. The fee will be adjusted to reflect the amount equal to the percentage of completed work contemplated by this contract.

Section C - Descriptions and Specifications

SECTION C NOTES

Section C - DESCRIPTIONS AND SPECIFICATIONS

C.1This contract constitutes acceptance of the offer submitted by Parallel Flight Technologies, Inc. under technical proposal N2S-0185 tendered under Topic #A1.04-2500 for performance under a Phase II program as initially advertised in SBIR solicitation #A1.04, as negotiated (including any mutually agreed changes to the Statement of Work or other specific work requirements) under this bilateral agreement. This contract also sets forth all negotiated terms and conditions pertinent to award of this contract, including specific information required for contract performance and administration.

Items 0001 and 0002 are for performance of R&D work and the delivery of data and/or hardware deliverables and shall be performed in accordance with either the Statement of Work contained in this document or as referenced in the technical volume of the contractor’s proposal. If this contract wholly incorporates the work contained in the contractor’s technical proposal, the work shall be conducted in accordance with the detailed obligations to which the contractor committed itself through submission of the referenced proposal and no other Government Statement of Work is required for performance under this contract. The research effort depicted in the technical volume of the contractor’s proposal is hereby accepted.

C.2The Government reserves the right to establish task precedence any time there is a conflict between technical methodology, critical path or engineering strategy needed to accomplish the goal of the Navy program affected by, or under, this contract. Prioritization of conflicting tasking by the Contracting Officer, or his delegate, does not constitute a change to the contract under the Changes Clause per clause H.1 or FAR 52.243.

C.3It is anticipated that a kickoff meeting may be held within 30 days of the date of award. If a kickoff meeting is not an express task in the Statement of Work, a kickoff meeting may not be required. Failure to hold a kickoff meeting should not be construed by the contractor as a reason for not beginning work immediately upon award of the contract.

C.4The contractor should ensure that the work effort incorporates, to the maximum extent practicable, those activities designated in their offer aimed at marketing the technology to either the Government or the private sector. Since a primary objective of the SBIR program is to encourage and potentially fund dual-use technology (within both the public and private sector), contractors shall devote some portion of their efforts towards actively marketing the Phase II technology.

C.5A Phase I proposal requires submission of a 1 page commercialization strategy and a schedule of specific data documenting estimated commercialization expectations from the proposed Phase I technology. Submission of a Phase I or II proposal also requires electronic registration to report the results of prior company Phase II commercialization efforts. The website address is:

https://www.dodsbirsttr.mil/submissions/login

Performance under this Phase II contract requires the company to report actual sales and investment data in its SBA Company Commercialization Report via “My Dashboard” on SBIR.gov. This shall be done at 12 and 24 months after the Phase II award (and annually thereafter if the contract continues beyond 24 months).

Section D - Packaging and Marking

SECTION D NOTES

Section D - PACKAGING AND MARKING

D.1All unclassified data shall be prepared for shipment in accordance with best commercial practice to assure safe arrival at the destination. Classified reports or other data, if any, shall be prepared for shipment in accordance with the National Industrial Security Program Operating Manual, DOD 5220.22-M.

D.2All reports shall prominently show the following information on the cover of the report/data or in the letter of transmittal (if a progress report):

(1)Name and business address of the contractor

(2)Contract number

(3)Name, address and office location of the Government Technical Point of Contact

(4)SBIR Research Topic Title

Section E - Inspection and Acceptance

SECTION E NOTES

INSPECTION AND ACCEPTANCE TERMS

E.1Inspection and acceptance of the R&D efforts and deliverables required under this contract shall be made at destination by the Government-designated technical liaison, or another duly authorized representative of the receiving activity. All deliverables should therefore be submitted to his/her address as listed in Section G below for acceptance. See the general reference section of this contract for the appropriate provisions which fully describe the rights and duties of the parties in inspection (FAR 52.246-9) and acceptance.

E.2Acceptance of the data submitted under the line items above shall generally constitute acceptance of the research and development work conducted under this contract unless the SOW or schedule otherwise specifies or requires delivery of hardware, software and/or other material product or intellectual property media. Acceptance of any other such product, model, prototype or data specifically called out in the SOW (Section C) or schedule (Section B).

E.3For the purposes of FAR 52.232-25(a)(5)(i), Prompt Payment, Government acceptance of data or any other work product shall be deemed to have occurred constructively on the 30th day after receipt at the receiving activity.

INSPECTION AND ACCEPTANCE TERMS

Supplies/services will be inspected/accepted at:

CLIN	INSPECT AT	INSPECT BY	ACCEPT AT	ACCEPT BY
0001	Destination	Government	Destination	Government
000101	N/A	N/A	N/A	N/A
0002	Destination	Government	Destination	Government

CLAUSES INCORPORATED BY REFERENCE

52.246-9	Inspection Of Research And Development (Short Form)	APR 1984

Section F - Deliveries or Performance

SECTION F NOTES

Section F - DELIVERIES OR PERFORMANCE

F.2In the interests of encouraging pursuit of real-time state of the art R&D, requests for extensions of delivery dates or performance schedules under this effort are discouraged as a customary practice. They will continue to be evaluated on a case by case basis. Requests for extensions of the delivery schedule may be considered only if offers of monetary consideration or work-in-kind efforts are tendered in exchange for the delay. Extensions necessitated by causes due to no fault of the contractor do not require offers of consideration.

DELIVERY INFORMATION

CLIN	DELIVERY DATE	QUANTITY	SHIP TO ADDRESS	DODAAC / CAGE
0001	16-AUG-2027	1	OFFICE OF NAVAL RESEARCH DANIEL ELEUTERIO 875 N. RANDOLPH ST. SUITE 1067 CODE 322FNOC	N00014
			ARLINGTON VA 22203 703-696-4303 FOB: Destination
000101	N/A	N/A	N/A	N/A
0002	16-AUG-2027	1	OFFICE OF NAVAL RESEARCH DANIEL ELEUTERIO 875 N. RANDOLPH ST. SUITE 1067	N00014
			CODE 322FNOC
			ARLINGTON VA 22203 703-696-4303 FOB: Destination

CLAUSES INCORPORATED BY REFERENCE

52.242-15 Alt I	Stop-Work Order (Aug 1989) -	Alternate I	APR 1984
52.247-34	F.O.B. Destination		JAN 1991

Section G - Contract Administration Data

ACCOUNTING AND APPROPRIATION DATA

AA: 1741319 W6ED 255 00014 0 050120 2D 000000

COST CODE: A00008904230

AMOUNT: $1,000,000.00

ACRN	CLIN/SLIN	CIN	AMOUNT
AA	000101	130122544900001	$1,000,000.00

CLAUSES INCORPORATED BY FULL TEXT

252.204-7022 EXPEDITING CONTRACT CLOSEOUT (MAY 2021)

(a)At the conclusion of all applicable closeout requirements of Federal Acquisition Regulation 4.804, the Government and Contractor shall mutually agree on the residual dollar amount remaining on the contract. Both the Government and Contractor agree to waive payment of any residual dollar amount of $1,000 or less to which either party may be entitled at the time of contract closeout.

(b)A residual dollar amount includes all money owed to either party at the end of the contract and as a result of the contract, excluding amounts connected in any way with taxation or a violation of law or regulation.

(c)For purposes of determining residual dollar amounts, offsets (e.g., across multiple contracts or orders) may be considered only to the extent permitted by law.

(End of clause)

252.232-7003ELECTRONIC SUBMISSION OF PAYMENT REQUESTS AND RECEIVING REPORTS (DEC 2018)

(a)Definitions. As used in this clause--

Contract financing payment means an authorized Government disbursement of monies to a contractor prior to acceptance of supplies or services by the Government.

(1)Contract financing payments include--

(i)Advance payments;

(ii)Performance-based payments;

(iii)Commercial advance and interim payments;

(iv)Progress payments based on cost under the clause at Federal Acquisition Regulation (FAR) 52.232-16, Progress Payments;

(v)Progress payments based on a percentage or stage of completion (see FAR 32.102(e)), except those made under the clause at FAR 52.232-5, Payments Under Fixed-Price Construction Contracts, or the clause at FAR 52.232-10, Payments Under Fixed-Price Architect-Engineer Contracts; and

(vi)Interim payments under a cost reimbursement contract, except for a cost reimbursement contract for services when Alternate I of the clause at FAR 52.232-25, Prompt Payment, is used.

(2)Contract financing payments do not include--

(i)Invoice payments;

(ii)Payments for partial deliveries; or

(iii)Lease and rental payments.

Electronic form means any automated system that transmits information electronically from the initiating system to affected systems.

Invoice payment means a Government disbursement of monies to a contractor under a contract or other authorization for supplies or services accepted by the Government.

(1)Invoice payments include--

(i)Payments for partial deliveries that have been accepted by the Government;

(ii)Final cost or fee payments where amounts owed have been settled between the Government and the contractor;

(iii)For purposes of subpart 32.9 only, all payments made under the clause at 52.232-5, Payments Under Fixed- Price Construction Contracts, and the clause at 52.232-10, Payments Under Fixed-Price Architect-Engineer Contracts; and

(iv)Interim payments under a cost-reimbursement contract for services when Alternate I of the clause at 52.232-25, Prompt Payment, is used.

(2)Invoice payments do not include contract financing payments.

Payment request means any request for contract financing payment or invoice payment submitted by the Contractor under this contract or task or delivery order.

Receiving report means the data prepared in the manner and to the extent required by Appendix F, Material Inspection and Receiving Report, of the Defense Federal Acquisition Regulation Supplement.

(b)Except as provided in paragraph (d) of this clause, the Contractor shall submit payment requests and receiving reports in electronic form using Wide Area WorkFlow (WAWF). The Contractor shall prepare and furnish to the Government a receiving report at the time of each delivery of supplies or services under this contract or task or delivery order.

(c)Submit payment requests and receiving reports to WAWF in one of the following electronic formats:

(1)Electronic Data Interchange.

(2)Secure File Transfer Protocol.

(3)Direct input through the WAWF website.

(d)The Contractor may submit a payment request and receiving report using methods other than WAWF only when-

-

(1)The Contractor has requested permission in writing to do so, and the Contracting Officer has provided instructions for a temporary alternative method of submission of payment requests and receiving reports in the contract administration data section of this contract or task or delivery order;

(2)DoD makes payment for commercial transportation services provided under a Government rate tender or a contract for transportation services using a DoD-approved electronic third party payment system or other exempted vendor payment/invoicing system (e.g., PowerTrack, Transportation Financial Management System, and Cargo and Billing System);

(3)DoD makes payment on a contract or task or delivery order for rendered health care services using the TRICARE Encounter Data System; or

(4)The Governmentwide commercial purchase card is used as the method of payment, in which case submission of only the receiving report in WAWF is required.

(e)Information regarding WAWF is available at https://wawf.eb.mil/.

(f)In addition to the requirements of this clause, the Contractor shall meet the requirements of the appropriate payment clauses in this contract when submitting payment requests.

(End of clause)

252.232-7006 WIDE AREA WORKFLOW PAYMENT INSTRUCTIONS (JAN 2023)

(a)Definitions. As used in this clause—

“Department of Defense Activity Address Code (DoDAAC)” is a six position code that uniquely identifies a unit, activity, or organization.

“Document type” means the type of payment request or receiving report available for creation in Wide Area WorkFlow (WAWF).

“Local processing office (LPO)” is the office responsible for payment certification when payment certification is done external to the entitlement system.

“Payment request” and “receiving report” are defined in the clause at 252.232-7003, Electronic Submission of Payment Requests and Receiving Reports.

(b)Electronic invoicing. The WAWF system provides the method to electronically process vendor payment requests and receiving reports, as authorized by Defense Federal Acquisition Regulation Supplement (DFARS) 252.232- 7003, Electronic Submission of Payment Requests and Receiving Reports.

(c)WAWF access. To access WAWF, the Contractor shall—

(1)Have a designated electronic business point of contact in the System for Award Management at https://www.sam.gov; and

(2)Be registered to use WAWF at https://wawf.eb.mil/ following the step-by-step procedures for self-registration available at this web site.

(d)WAWF training. The Contractor should follow the training instructions of the WAWF Web-Based Training Course and use the Practice Training Site before submitting payment requests through WAWF. Both can be accessed by selecting the “Web Based Training” link on the WAWF home page at https://wawf.eb.mil/.

(e)WAWF methods of document submission. Document submissions may be via web entry, Electronic Data Interchange, or File Transfer Protocol.

(f)WAWF payment instructions. The Contractor shall use the following information when submitting payment requests and receiving reports in WAWF for this contract or task or delivery order:

(1)Document type. The Contractor shall submit payment requests using the following document type(s):

(i)For cost-type line items, including labor-hour or time-and-materials, submit a cost voucher.

(ii)For fixed price line items—

(A)That require shipment of a deliverable, submit the invoice and receiving report specified by the Contracting Officer.

(Contracting Officer: Insert applicable invoice and receiving report document type(s) for fixed price line items that require shipment of a deliverable.)

(B)For services that do not require shipment of a deliverable, submit either the Invoice 2in1, which meets the requirements for the invoice and receiving report, or the applicable invoice and receiving report, as specified by the Contracting Officer.

(Contracting Officer: Insert either “Invoice 2in1” or the applicable invoice and receiving report document type(s) for fixed price line items for services.)

(iii)For customary progress payments based on costs incurred, submit a progress payment request.

(iv)For performance based payments, submit a performance based payment request.

(v)For commercial financing, submit a commercial financing request.

(2)Fast Pay requests are only permitted when Federal Acquisition Regulation (FAR) 52.213-1 is included in the contract.

[Note: The Contractor may use a WAWF “combo” document type to create some combinations of invoice and receiving report in one step.]

(3)Document routing. The Contractor shall use the information in the Routing Data Table below only to fill in applicable fields in WAWF when creating payment requests and receiving reports in the system.

Routing Data Table*

Field Name in WAWF	Data to be entered in WAWF
Pay Official DoDAAC	HQ0339
Issue By DoDAAC	N68335
Admin DoDAAC**	S0302A
Inspect By DoDAAC	N00014
Ship To Code	N00014
Ship From Code	87G52
Mark For Code	N/A
Service Approver (DoDAAC)	S0302A
Service Acceptor (DoDAAC)	N/A
Accept at Other DoDAAC	N/A
LPO DoDAAC	N/A
DCAA Auditor DoDAAC	HAA052
Other DoDAAC(s)	N/A

(*Contracting Officer: Insert applicable DoDAAC information. If multiple ship to/acceptance locations apply, insert “See Schedule” or “Not applicable.”)

(**Contracting Officer: If the contract provides for progress payments or performance-based payments, insert the DoDAAC for the contract administration office assigned the functions under FAR 42.302(a)(13).)

(4)Payment request. The Contractor shall ensure a payment request includes documentation appropriate to the type of payment request in accordance with the payment clause, contract financing clause, or Federal Acquisition Regulation 52.216-7, Allowable Cost and Payment, as applicable.

(5)Receiving report. The Contractor shall ensure a receiving report meets the requirements of DFARS Appendix F.

(g)WAWF point of contact.

(1)The Contractor may obtain clarification regarding invoicing in WAWF from the following contracting activity’s WAWF point of contact.

Daniel Eleuterio- _daniel.p.eleuterio.civ@us.navy.mil

(Contracting Officer: Insert applicable information or “Not applicable.”)

(2)Contact the WAWF helpdesk at 866-618-5988, if assistance is needed.

(End of clause)

GTXT.232-0001 PAYMENT INSTRUCTIONS (NAVAIR (MAY 2023)

For Government Use Only
Contract/Order Payment Clause	Type of Payment Request	Supply	Service	Construction	Payment Office Allocation Method
52.212-4 (Alt I),	Cost Voucher	X	X	N/A	Line item specific proration.
Contract Terms and					If there is more than one ACRN
Conditions—					within a deliverable contract line
Commercial Products					item, the funds will be allocated in
and Commercial					the same proportion as the
Services;					amount of funding currently
52.216-7, Allowable					unliquidated for each ACRN on
Cost and Payment;					the line item billed.
52.232-7, Payments
Under Time-and-
Materials and Labor-
Hour Contracts
52.232-1, Payments, 252.217-7007, Payments (vessel repair and alterations)	Navy Shipbuilding Invoice (Fixed Price)	X	X	N/A	Line item specific by fiscal year. If there is more than one ACRN within a deliverable line or deliverable subline item, the funds will be allocated using the oldest funds first. In the event of a deliverable line or deliverable subline item with two or more ACRNs with the same fiscal year, those amounts will be prorated to the available unliquidated funds for that year.

52.232-1, Payments;	Invoice	X	X	N/A	Line item specific proration.
52.232-2, Payments					If there is more than one ACRN
Under Fixed-Price					within a deliverable line item or
Research and					deliverable subline item, the
Development					funds will be allocated in the
Contracts;					same proportion as the amount
52.232-3, Payments					of funding currently unliquidated
Under Personal					for each ACRN on the deliverable
Services Contracts;					line or deliverable subline item for
52.232-4, Payments					which payment is requested.
Under Transportation
Contracts and
Transportation-Related
Services Contracts; and
52.232-6, Payments
Under Communication
Service Contracts With
Common Carriers

For Government Use Only
Contract/Order Payment Clause	Type of Payment Request	Supply	Service	Construction	Payment Office Allocation Method
52.232-5, Payments Under Fixed-Price Construction Contracts	Construction Payment Invoice	N/A	N/A	X

Line item specific by fiscal year. If there is more than one ACRN within a deliverable line or deliverable subline item, the funds will be allocated using the oldest funds first. In the event of a deliverable line or deliverable subline item with two or more

ACRNs with the same fiscal year, those amounts will be prorated to the available unliquidated funds for that year.

52.232-16, Progress	Progress	X	X	N/A	Contract-wide proration.
Payments	Payment*				Funds shall be allocated in the
(excluding contracts					same proportion as the amount
with multiple lot					of funding currently unliquidated
progress payments)					for each ACRN. Progress
payments are considered
contract level financing, and the
“contract price” shall reflect the
fixed-price portion of the contract
per FAR 32.501-3.
52.232-16, Progress Payments; 252.232-7018, Progress Payments— Multiple Lots	Progress Payment*	X	X	N/A

Lot-wide proration (applies to lots specifically identified in the contract). If there is more than one ACRN within a lot, the funds will be allocated in the same proportion as the amount of funding currently unliquidated for each ACRN on the lot for which payment is requested.

See PGI 204.7108 paragraph (c) for multiple lot CLIN structure.

For Government Use Only
Contract/Order Payment Clause	Type of Payment Request	Supply	Service	Construction	Payment Office Allocation Method
52.232-29, Terms for Financing of Purchases of Commercial Products and Commercial Services; 52.232-30, Installment Payments for Commercial Products and Commercial Services	Commercial Product and Commercial Service Financing*	X	X	N/A	Specified in approved payment. The contracting officer shall specify the amount to be paid and the account(s) to be charged for each payment approval in accordance with FAR 32.207(b)(2).
52.232-32, Performance-Based Payments	Performance- Based Payments*	X	X	N/A	Specified in approved payment. The contracting officer shall specify the amount to be paid and the account(s) to be charged for each payment approval in accordance with FAR 32.1007(b)(2).
252.232-7002, Progress Payments for Foreign Military Sales Acquisitions	Progress Payment*	X	X	N/A	Allocate costs among line items and countries in a manner acceptable to the administrative contracting officer.

*Liquidation of Financing Payments. Liquidation will be applied by the payment office against those ACRNs which are identified by the payment instructions for the delivery payment and in keeping with the liquidation provision of the applicable contract financing clause (i.e., progress payment, performance-based payment, or commercial product and commercial service financing).

SECTION G NOTES

Section G - CONTRACT ADMINISTRATION DATA

Administrative Fill-ins: For administration, inspection, payment, patent and customer service purposes, the following information is provided:

Contract Administration Office

DCMA Mountain Pacific-DoDAAC: S0302A West 6th Avenue And Kipling Street Lakewood CO 80225

EMAIL: dcma.gregg-adams.hq.list.S0302A-casd@mail.mil

The DCMA office has been assigned administration of this contract as set out in FAR Part 42. Not all of the activities to be performed by the administrative office during the life of this contract have been specifically identified or delegated. All correspondence between the contractor and Government concerning any admin activities should be directed to the Administrative Contracting Officer (ACO) at the address above. A copy of all such correspondence should also be directed to the Procurement Office Point of Contact.

Payment Office

DFAS- Columbus Center- DoDAAC: HQ0339

West Entitlement Operations

PO Box 182317

Columbus, OH 43218-2317

1-800-756-4571

Fax: 866-837-8036

The office above is designated as the disbursal office for payment under this contract. Invoices submitted for payment which do not contain CLIN or SLIN and the appropriate accounting classification reference number (ACRN) will be returned for correction. The disbursement of funds will be by CLIN/SLIN/ACRN designation or when multiple ACRNs are used DFAS should make payments from ACRN AA first and continue payments in accordance with subsequent ACRNs/SLINS when multiple ACRNs are used.

Defense Contract Audit Agency Office

Silicon Valley Branch Office-DoDAAC: HAA052

160 West Santa Clara Street, Suite 900

San Jose, CA 95113-1706 Phone: 510-448-2001

Email: dcaa.belvoir.hq.mbx.dcaa-fao4281@mail.mil

Procurement Office Point of Contact (POC)

Naval Air Warfare Center - Aircraft Division – DoDAAC: N68335

Highway 547 - Bldg 120 Room 207

Attn: Mr. Rhondi Bates Lakehurst NJ 08733-5083

Phone: (732) 323-4832

E-mail: rhondi.e.bates.civ@us.navy.mil

Patent Office Address

Office of Naval Research

Department of the Navy

Corporate Counsel (Code 00CC)

875 North Randolph Street

Arlington, VA 22203-1995

E-mailed to:

ONR.NCR.BDCC.list.invention.reports@navy.mil

The Contractor shall submit all invention disclosures and reports required by the Patent Rights clause of the contract to the Administrative Contracting Officer (ACO). The ACO will forward invention disclosures and reports directly to Corporate Counsel (Code 00CC). The invention disclosures can either be mailed or e-mailed. The Corporate Counsel will return the reports along with a recommendation to the ACO. The Corporate Counsel will represent the Contracting Officer with regard to invention reporting matters arising under this contract.

Government Technical Point of Contact

Daniel Eleuterio

Office of Naval Research

875 N Randolph Street

Arlington, VA 22203-1995

Phone: (703) 696-4303

Email : daniel.p.eleuterio.civ@us.navy.mil

The TPOC does not have express or implied authority to take any action, directly or indirectly, that would change any of the contract terms and conditions or to otherwise direct the accomplishment of effort which goes beyond the scope of the contractor's proposal. However, the TPOC may provide technical advice and/or discussion needed to clarify the direction of the effort and/or to monitor the progress and quality of performance. This is a completion type contract and the technical liaison is assigned for completion quality assurance only (except as otherwise allowable and required under FAR 52.246-9, Inspection of Research & Development). He/she is specifically not assigned the duties and responsibilities of a Contracting Officer Representative (COR/COTR). Section H of this contract sets forth the principles for changes under the contract.

Use the address of the TPOC as set forth above for distribution of reports and a copy of all data deliverables shall be uploaded to: https://www.navysbirprogram.com/navydeliverables/

SBIR Program Manager (PM)

ONR SBIR Program Office

ONR 351

875 North Randolph Street

Room 255, Code 03TSB

Arlington, VA 22203

Email: loreanne.ponirakis@navy.mil

Phone: 703-696-2175

Section H - Special Contract Requirements

PUBLIC RELEASE

Any controlled unclassified information pertaining to this contract shall not be released for public dissemination including publications, conference presentations, or posting to any social media sites, unless it has been approved for public release by appropriate Naval Systems Command (SYSCOM). The contractor shall coordinate with the contract TPOC to ensure compliance with all SYSCOM public release requirements prior to dissemination

CLAUSES INCORPORATED BY FULL TEXT

CTXT.211-9510 CONTRACTOR EMPLOYEES (NAVAIR) (MAY 2011)

(a)In all situations where contractor personnel status is not obvious, all contractor personnel are required to identify themselves to avoid creating an impression to the public, agency officials, or Congress that such contractor personnel are Government officials. This can occur during meeting attendance, through written (letter or email) correspondence or verbal discussions (in person or telephonic), when making presentations, or in other situations where their contractor status is not obvious to third parties. This list is not exhaustive. Therefore, the contractor employee(s) shall:

(1)Not by word or deed give the impression or appearance of being a Government employee;

(2)Wear appropriate badges visible above the waist that identify them as contractor employees when in Government spaces, at a Government-sponsored event, or an event outside normal work spaces in support of the contract/order;

(3)Clearly identify themselves as contractor employees in telephone conversations and in all formal and informal written and electronic correspondence. Identification shall include the name of the company for whom they work;

(4)Identify themselves by name, their company name, if they are a subcontractor the name of the prime contractor their company is supporting, as well as the Government office they are supporting when participating in meetings, conferences, and other interactions in which all parties are not in daily contact with the individual contractor employee; and

(5)Be able to provide, when asked, the full number of the contract/order under which they are performing, and the name of the Contracting Officer’s Representative.

(b)If wearing a badge is a risk to safety and/or security, then an alternative means of identification maybe utilized if endorsed by the Contracting Officer’s Representative and approved by the Contracting Officer.

(c)The Contracting Officer will make final determination of compliance with regulations with regard to proper identification of contractor employees.

SECTION H NOTES

Section H - SPECIAL CONTRACT REQUIREMENTS

H.1The Contracting Officer is the only person authorized to approve changes in the requirements of this contract. The contractor shall not comply with any order, direction or request of Government personnel unless it is issued in writing and signed by the Contracting Officer. This clause specifically prohibits a contractor from implementing changes pursuant to direction from anyone other than the Contracting Officer and that to do so is considered at their own risk. No adjustment will be made in the contract price to cover any increase in charges incurred as a result of such unauthorized action.

The technical point of contact does not have the authority to take any action, either directly or indirectly, that would change any of the contract terms and conditions (i.e., pricing, delivery schedule, delivery destination) or to otherwise direct the accomplishment of effort which goes beyond the scope of this contract. This is a completion type contract and the technical liaison is assigned for completion quality assurance only (except as otherwise allowable and required under FAR 52.246-9, Inspection of Research & Development). He/she is not assigned the duties and responsibilities of a Contracting Officer Representative (COR/COTR). Section H of this contract sets forth the principles for changes under the contract.

Contractors should be advised that conversations, recommendations and/or suggestions made during the course of any required briefings, technical reviews or face-to-face meetings conducted to discuss performance or progress are not considered direction. The name and address of the Procuring Contracting Officer (PCO) is:

Naval Air Warfare Center - Aircraft Division

Attn: Domenick Davino

Hwy 547, Bldg. 120, Room 207

Lakehurst, NJ 08733

Phone: 240-577-8088

Email: domenick.a.davino.civ@us.navy.mil

H.2Research and Analytical Work. The contractor shall perform at least one-half of the research and/or analytical work under this contract unless approved in advance by the PCO.

H.3Principal Investigator (PI) Primary Employment. The primary employment of the Principal Investigator,

Craig Stevens must be with the small business firm at the time of the award and during conduct of this contract.

H.4Substitution of Personnel. The Contractor shall notify the Procuring Contracting Officer of any proposed change in the employment status of the Principal Investigator or any request to substitute for the principal investigator. Decisions regarding any changes will be based on whether the effort is substantially degraded by the removal/substitution of the Principal Investigator and will be evaluated on a case-by-case basis. The Contracting Officer will subsequently notify the contractor in writing of approval or disapproval. Government approval of any other personnel changes is not required.

H.5US Business Utilization. The research or R&D work contained in this contract must be performed by the small business concern in the United States, meaning the 50 states, and any territories and/or possessions of the US, plus the District of Columbia. In addition, all entities awarded a contract under the SBIR program shall purchase only American-made products and equipment, to the extent practicable in keeping with the purposes of the program and the needs of the project.

H.6(If Applicable) Rent -Free Use of Government Property. The contractor may use on a rent-free, non- interference basis the Government property accountable under Contract N/A. The contractor is responsible for scheduling the use of all property covered by the above contract and the Government is not responsible for conflicts, delays or disruptions to any work performed by the Contractor due to the use of any or all such property under this contract or any other contracts under which use of such property is authorized.

H.7(If Applicable) Government-Furnished Property/Equipment/Information. The Government will furnish the Government property listed in Attachment N/A to the Contractor for use in the performance of the contract subject to the provisions of the Government Property clause referenced in the general provisions of this contract.

H.8Government Property (Cost Reimbursement - General). Contractors are notified that all property purchased for performance under this contract passes to and vests in the Government and is subject to the terms of the Government Property clause set forth at FAR 52.245-1 and 52.245-9.

H.9Exercise of Option. The Government, at any time after the effective date of the contract, may require the contractor to perform work under Option Items 0003-0004 during the time and place and at the prices set forth herein. This option may be exercised by either a unilateral or bilateral modification to this contract signed by the Contracting Officer depending on whether the negotiations for the option SOW and the option price have been completed or the SOW, as written, fully describes the option effort. The unilateral right of the Government to invoke the option will expire within six months following the completion of the base effort. The right to invoke a unilateral option shall be maintained by the government up until the last day of the expiration period and no advance notice is required.

H.10Limitation of Liability - Incremental Funding (See FAR clause 52.232-22-Limitation of Funds for additional information)

This contract is incrementally funded and the amount currently available for payment thereunder is limited to

$1,000,000.00 which includes 7% of fixed fee. Subject to the provisions of the clause entitled Limitation of Funds, 52.232-22 of the general provisions of this contract, no legal liability on the part of the Government for payment in excess of $1,000,000.00 shall arise unless additional funds are made available and are incorporated as a modification to this contract. The amount available is estimated to cover the period of performance through approximately 24 months.

H.11Final Scientific /Technical Report. In addition to the requirement for submission of the final report to the TPOC and Navy Deliverables site, contractors are required to provide the following documentation:

In accordance with DFARS 252.235-7011-Final Scientific or Technical Report (DEC 2019), the contractor shall submit an electronic copy of the approved final scientific or technical report, not a summary, delivered under this contract to the Defense Technical Information Center (DTIC) through the web-based input system at

https://discover.dtic.mil/submit-documents/

Include a completed Standard Form (SF) 298, Report Documentation Page, in the document, or complete the web- based SF 298. This is the preferred method as submissions will receive a coding number immediately.

Alternatively, the contractor may submit a CD/DVD via regular mail to:

Defense Technical Information Center (DTIC)

Attn: Jack Rike

8725 John J. Kingman Rd

Ft. Belvoir, VA 22060-6218

H.12Invention Disclosures and Reports. Patent Counsel will represent the Contracting Officer with regard to invention reporting matters. In accordance with the requirements of the Patent Rights clause of this contract, the contractor shall submit “Report of Inventions and Subcontracts” (DD Form 882) along with written disclosure of inventions to the designated TPOC within 3 months after completion of the contract. The DD Form 882 is available at

https://www.acq.osd.mil/dpap/dars/dfars/html/previous/dd882.pdf

The TPOC will then confirm/validate, or, take exception to the information on the form and forward the completed report to the Patent Counsel listed in G.2 above. The contractor shall also submit a copy of the disclosure to the contracts point of contact (both at the Procurement office with a copy to the Administrative office also designated herein).

H.13Incorporation of Representations and Certifications. All representations and certifications and other written statements made by the contractor in response to Section K incident to award of this contract are hereby incorporated by reference.

H.14Proposal Pages with Proprietary Markings. The Government reserves the right to copy, use and/or disclose inside the Government, the technical portion of the SBIR proposal as needed to implement and administer the contract (See clause at 252.227-7016). This right is distinct from those rights established under 252.227-7018, Rights in Technical Data – SBIR Program concerning data produced under the contract.

Section I - Contract Clauses

CLAUSES INCORPORATED BY REFERENCE

52.202-1	Definitions	JUN 2020
52.203-3	Gratuities	APR 1984
52.203-5	Covenant Against Contingent Fees	MAY 2014
52.203-6	Restrictions On Subcontractor Sales To The Government	JUN 2020
52.203-7	Anti-Kickback Procedures	JUN 2020
52.203-8	Cancellation, Rescission, and Recovery of Funds for Illegal or	MAY 2014
Improper Activity
52.203-10	Price Or Fee Adjustment For Illegal Or Improper Activity	MAY 2014
52.203-12	Limitation On Payments To Influence Certain Federal	JUN 2020
Transactions
52.203-19	Prohibition on Requiring Certain Internal Confidentiality	JAN 2017
Agreements or Statements
52.204-2	Security Requirements	MAR 2021
52.204-4	Printed or Copied Double-Sided on Postconsumer Fiber	MAY 2011
Content Paper
52.204-10	Reporting Executive Compensation and First-Tier	JUN 2020
Subcontract Awards
52.204-13	System for Award Management Maintenance	OCT 2018
52.204-19	Incorporation by Reference of Representations and	DEC 2014
Certifications.
52.204-21	Basic Safeguarding of Covered Contractor Information	NOV 2021
Systems
52.204-23	Prohibition on Contracting for Hardware, Software, and	DEC 2023
Services Developed or Provided by Kaspersky Lab Covered
Entities
52.204-25	Prohibition on Contracting for Certain Telecommunications	NOV 2021
and Video Surveillance Services or Equipment
52.204-27	Prohibition on a ByteDance Covered Application	JUN 2023
52.209-6	Protecting the Government's Interest When Subcontracting	NOV 2021
With Contractors Debarred, Suspended, or Proposed for
Debarment
52.209-10	Prohibition on Contracting With Inverted Domestic	NOV 2015
Corporations
52.211-5	Material Requirements	AUG 2000
52.215-2	Audit and Records--Negotiation	JUN 2020
52.215-8	Order of Precedence--Uniform Contract Format	OCT 1997
52.215-10	Price Reduction for Defective Certified Cost or Pricing Data	AUG 2011
52.215-11	Price Reduction for Defective Certified Cost or Pricing Data--	JUN 2020
Modifications
52.215-12 (Dev)	Subcontractor Certified Cost or Pricing Data (DEVIATION	OCT 2021
2022-O0001)
52.215-13 (Dev)	Subcontractor Certified Cost or Pricing Data - Modifications	OCT 2021
(Deviation 2022-O0001)
52.215-14	Integrity of Unit Prices	NOV 2021
52.215-15	Pension Adjustments and Asset Reversions	OCT 2010
52.215-17	Waiver of Facilities Capital Cost of Money	OCT 1997
52.215-18	Reversion or Adjustment of Plans for Postretirement Benefits	JUL 2005
(PRB) Other than Pensions
52.215-19	Notification of Ownership Changes	OCT 1997
52.215-23	Limitations on Pass-Through Charges	JUN 2020

52.216-8	Fixed Fee	JUN 2011
52.219-6 (Dev)	Notice of Total Small Business Set-Aside (DEVIATION	OCT 2020
2020-O0008).
52.219-8	Utilization of Small Business Concerns	FEB 2024
52.219-14 (Dev)	Limitations on Subcontracting (DEVIATION 2021-O0008)	FEB 2023
52.222-3	Convict Labor	JUN 2003
52.222-37	Employment Reports on Veterans	JUN 2020
52.222-40	Notification of Employee Rights Under the National Labor	DEC 2010
Relations Act
52.222-50	Combating Trafficking in Persons	NOV 2021
52.222-54	Employment Eligibility Verification	MAY 2022
52.225-13	Restrictions on Certain Foreign Purchases	FEB 2021
52.226-7	Drug-Free Workplace	MAY 2024
52.226-8	Encouraging Contractor Policies To Ban Text Messaging	MAY 2024
While Driving
52.227-1 Alt I	Authorization And Consent (JUN 2020) - Alternate I	APR 1984
52.227-2	Notice And Assistance Regarding Patent And Copyright	JUN 2020
Infringement
52.227-10	Filing Of Patent Applications--Classified Subject Matter	DEC 2007
52.227-11	Patent Rights--Ownership By The Contractor	MAY 2014
52.228-7	Insurance--Liability To Third Persons	MAR 1996
52.232-9	Limitation On Withholding Of Payments	APR 1984
52.232-17	Interest	MAY 2014
52.232-20	Limitation Of Cost	APR 1984
52.232-23	Assignment Of Claims	MAY 2014
52.232-25	Prompt Payment	JAN 2017
52.232-33	Payment by Electronic Funds Transfer--System for Award	OCT 2018
Management
52.232-39	Unenforceability of Unauthorized Obligations	JUN 2013
52.232-40	Providing Accelerated Payments to Small Business	MAR 2023
Subcontractors
52.233-1	Disputes	MAY 2014
52.233-3 Alt I	Protest After Award (Aug 1996) - Alternate I	JUN 1985
52.233-4	Applicable Law for Breach of Contract Claim	OCT 2004
52.239-1	Privacy or Security Safeguards	AUG 1996
52.240-1	Prohibition on Unmanned Aircraft Systems Manufactured or	NOV 2024
Assembled by American Security Drone Act--Covered
Foreign Entities
52.242-1	Notice of Intent to Disallow Costs	APR 1984
52.242-3	Penalties for Unallowable Costs	DEC 2022
52.242-4	Certification of Final Indirect Costs	JAN 1997
52.242-13	Bankruptcy	JUL 1995
52.243-2 Alt V	Changes--Cost-Reimbursement (Aug 1987) - Alternate V	APR 1984
52.244-5	Competition In Subcontracting	AUG 2024
52.244-6	Subcontracts for Commercial Products and Commercial	FEB 2024
Services
52.245-1	Government Property	SEP 2021
52.245-9	Use And Charges	APR 2012
52.246-23	Limitation Of Liability	FEB 1997
52.246-25	Limitation Of Liability--Services	FEB 1997
52.249-6	Termination (Cost Reimbursement)	MAY 2004
52.249-14	Excusable Delays	APR 1984
52.251-1	Government Supply Sources	APR 2012
52.253-1	Computer Generated Forms	JAN 1991

252.203-7000	Requirements Relating to Compensation of Former DoD	SEP 2011
Officials
252.203-7001	Prohibition On Persons Convicted of Fraud or Other Defense-	JAN 2023
Contract-Related Felonies
252.203-7002	Requirement to Inform Employees of Whistleblower Rights	DEC 2022
252.204-7000	Disclosure Of Information	OCT 2016
252.204-7003	Control Of Government Personnel Work Product	APR 1992
252.204-7006	Billing Instructions--Cost Vouchers	MAY 2023
252.204-7009	Limitations on the Use or Disclosure of Third-Party	JAN 2023
Contractor Reported Cyber Incident Information
252.204-7012	Safeguarding Covered Defense Information and Cyber	MAY 2024
Incident Reporting
252.204-7015	Notice of Authorized Disclosure of Information for Litigation	JAN 2023
Support
252.204-7018	Prohibition on the Acquisition of Covered Defense	JAN 2023
Telecommunications Equipment or Services
252.204-7020	NIST SP 800-171 DoD Assessment Requirements	NOV 2023
252.205-7000	Provision Of Information To Cooperative Agreement Holders	JUN 2023
252.209-7004	Subcontracting With Firms That Are Owned or Controlled By	MAY 2019
The Government of a Country that is a State Sponsor of
Terrorism
252.215-7000	Pricing Adjustments	DEC 2012
252.222-7006	Restrictions on the Use of Mandatory Arbitration Agreements	JAN 2023
252.223-7006	Prohibition On Storage, Treatment, and Disposal of Toxic or	SEP 2014
Hazardous Materials
252.225-7001	Buy American and Balance of Payments Program	FEB 2024
252.225-7002	Qualifying Country Sources As Subcontractors	MAR 2022
252.225-7012	Preference For Certain Domestic Commodities	APR 2022
252.225-7048	Export-Controlled Items	JUN 2013
252.225-7056	Prohibition Regarding Business Operations with the Maduro	JAN 2023
Regime
252.225-7060	Prohibition on Certain Procurements from the Xinjiang	JUN 2023
Uyghur Autonomous Region
252.225-7972 (Dev)	Prohibition on the Procurement of Foreign-Made Unmanned	AUG 2024
Aircraft Systems (DEVIATION 2024-O0014)
252.226-7001	Utilization of Indian Organizations, Indian-Owned Economic	JAN 2023
Enterprises, and Native Hawaiian Small Business Concerns
252.226-7003	Drug-Free Work Force	AUG 2024
252.227-7016	Rights in Bid or Proposal Information	JAN 2023
252.227-7018 (Dev)	Rights in Other Than Commercial Technical Data and	NOV 2023
Computer Software--Small Business Innovation Research (SBIR) Program (Deviation 2020-O0007)
252.227-7019	Validation of Asserted Restrictions--Computer Software	JAN 2023
252.227-7025	Limitations on the Use or Disclosure of Government-	JAN 2023
Furnished Information Marked with Restrictive Legends
252.227-7030	Technical Data--Withholding Of Payment	MAR 2000
252.227-7037	Validation of Restrictive Markings on Technical Data	JAN 2023
252.227-7039	Patents--Reporting Of Subject Inventions	APR 1990
252.231-7000	Supplemental Cost Principles	DEC 1991
252.232-7010	Levies on Contract Payments	DEC 2006
252.235-7010	Acknowledgment of Support and Disclaimer	MAY 1995
252.235-7011	Final Scientific or Technical Report	DEC 2019
252.242-7006	Accounting System Administration	FEB 2012
252.243-7002	Requests for Equitable Adjustment	DEC 2022

252.244-7000	Subcontracts for Commercial Products or Commercial	NOV 2023
Services
252.244-7001	Contractor Purchasing System Administration	MAY 2014
252.245-7003	Contractor Property Management System Administration	APR 2012
252.245-7005	Management and Reporting of Government Property	JAN 2024
252.247-7023	Transportation of Supplies by Sea	JAN 2023
252.251-7000	Ordering From Government Supply Sources	AUG 2012

CLAUSES INCORPORATED BY FULL TEXT

52.216-7ALLOWABLE COST AND PAYMENT (JUN 2013)

(a)Invoicing.

(1)The Government will make payments to the Contractor when requested as work progresses, but (except for small business concerns) not more often than once every 2 weeks, in amounts determined to be allowable by the Contracting Officer in accordance with Federal Acquisition Regulation (FAR) Subpart 31.2 in effect on the date of this contract and the terms of this contract. The Contractor may submit to an authorized representative of the Contracting Officer, in such form and reasonable detail as the representative may require, an invoice or voucher supported by a statement of the claimed allowable cost for performing this contract.

(2)Contract financing payments are not subject to the interest penalty provisions of the Prompt Payment Act. Interim payments made prior to the final payment under the contract are contract financing payments, except interim payments if this contract contains Alternate I to the clause at 52.232-25.

(3)The designated payment office will make interim payments for contract financing on the 30th day after the designated billing office receives a proper payment request. In the event that the Government requires an audit or other review of a specific payment request to ensure compliance with the terms and conditions of the contract, the designated payment office is not compelled to make payment by the specified due date.

(b)Reimbursing costs.

(1)For the purpose of reimbursing allowable costs (except as provided in subparagraph (b)(2) of this section, with respect to pension, deferred profit sharing, and employee stock ownership plan contributions), the term “costs” includes only --

(i)Those recorded costs that, at the time of the request for reimbursement, the Contractor has paid by cash, check, or other form of actual payment for items or services purchased directly for the contract;

(ii)When the Contractor is not delinquent in paying costs of contract performance in the ordinary course of business, costs incurred, but not necessarily paid, for --

(A)Supplies and services purchased directly for the contract and associated financing payments to subcontractors, provided payments determined due will be made-

(1)In accordance with the terms and conditions of a subcontract or invoice; and

(2)Ordinarily within 30 days of the submission of the Contractor's payment request to the Government;

(B)Materials issued from the Contractor's inventory and placed in the production process for use on the contract;

(C)Direct labor;

(D)Direct travel;

(E)Other direct in-house costs; and

(F)Properly allocable and allowable indirect costs, as shown in the records maintained by the Contractor for purposes of obtaining reimbursement under Government contracts; and

(iii)The amount of financing payments that have been paid by cash, check or other form of payment to subcontractors.

(2)Accrued costs of Contractor contributions under employee pension plans shall be excluded until actually paid unless-

(i)The Contractor's practice is to make contributions to the retirement fund quarterly or more frequently; and

(ii)The contribution does not remain unpaid 30 days after the end of the applicable quarter or shorter payment period (any contribution remaining unpaid shall be excluded from the Contractor's indirect costs for payment purposes).

(3)Notwithstanding the audit and adjustment of invoices or vouchers under paragraph (g) of this clause, allowable indirect costs under this contract shall be obtained by applying indirect cost rates established in accordance with paragraph (d) of this clause.

(4)Any statements in specifications or other documents incorporated in this contract by reference designating performance of services or furnishing of materials at the Contractor's expense or at no cost to the Government shall be disregarded for purposes of cost-reimbursement under this clause.

(c)Small business concerns. A small business concern may receive more frequent payments than every 2 weeks

(d)Final indirect cost rates.

(1)Final annual indirect cost rates and the appropriate bases shall be established in accordance with Subpart 42.7 of the Federal Acquisition Regulation (FAR) in effect for the period covered by the indirect cost rate proposal.

(2)(i)The Contractor shall submit an adequate final indirect cost rate proposal to the Contracting Officer (or cognizant Federal agency official) and auditor within the 6-month period following the expiration of each of its fiscal years. Reasonable extensions, for exceptional circumstances only, may be requested in writing by the Contractor and granted in writing by the Contracting Officer. The Contractor shall support its proposal with adequate supporting data.

(ii)The proposed rates shall be based on the Contractor's actual cost experience for that period. The appropriate Government representative and the Contractor shall establish the final indirect cost rates as promptly as practical after receipt of the Contractor's proposal.

(iii)An adequate indirect cost rate proposal shall include the following data unless otherwise specified by the cognizant Federal agency official:

(A)Summary of all claimed indirect expense rates, including pool, base, and calculated indirect rate.

(B)General and Administrative expenses (final indirect cost pool). Schedule of claimed expenses by element of cost as identified in accounting records (Chart of Accounts).

(C)Overhead expenses (final indirect cost pool). Schedule of claimed expenses by element of cost as identified in accounting records (Chart of Accounts) for each final indirect cost pool.

(D)Occupancy expenses (intermediate indirect cost pool). Schedule of claimed expenses by element of cost as identified in accounting records (Chart of Accounts) and expense reallocation to final indirect cost pools.

(E)Claimed allocation bases, by element of cost, used to distribute indirect costs.

(F)Facilities capital cost of money factors computation.

(G)Reconciliation of books of account (i.e., General Ledger) and claimed direct costs by major cost element.

(H)Schedule of direct costs by contract and subcontract and indirect expense applied at claimed rates, as well as a subsidiary schedule of Government participation percentages in each of the allocation base amounts.

(I)Schedule of cumulative direct and indirect costs claimed and billed by contract and subcontract.

(J)Subcontract information. Listing of subcontracts awarded to companies for which the contractor is the prime or upper-tier contractor (include prime and subcontract numbers; subcontract value and award type; amount claimed during the fiscal year; and the subcontractor name, address, and point of contact information).

(K)Summary of each time-and-materials and labor-hour contract information, including labor categories, labor rates, hours, and amounts; direct materials; other direct costs; and, indirect expense applied at claimed rates.

(L)Reconciliation of total payroll per IRS form 941 to total labor costs distribution.

(M)Listing of decisions/agreements/approvals and description of accounting/organizational changes.

(N)Certificate of final indirect costs (see 52.242-4, Certification of Final Indirect Costs).

(O)Contract closing information for contracts physically completed in this fiscal year (include contract number, period of performance, contract ceiling amounts, contract fee computations, level of effort, and indicate if the contract is ready to close).

(iv)The following supplemental information is not required to determine if a proposal is adequate, but may be required during the audit process:

(A)Comparative analysis of indirect expense pools detailed by account to prior fiscal year and budgetary data.

(B)General Organizational information and limitation on allowability of compensation for certain contractor personnel. See 31.205-6(p). Additional salary reference information is available at http://www.whitehouse.gov/omb/procurement_index_exec_comp/.

(C)Identification of prime contracts under which the contractor performs as a subcontractor.

(D)Description of accounting system (excludes contractors required to submit a CAS Disclosure Statement or contractors where the description of the accounting system has not changed from the previous year's submission).

(E)Procedures for identifying and excluding unallowable costs from the costs claimed and billed (excludes contractors where the procedures have not changed from the previous year's submission).

(F)Certified financial statements and other financial data (e.g., trial balance, compilation, review, etc.).

(G)Management letter from outside CPAs concerning any internal control weaknesses.

(H)Actions that have been and/or will be implemented to correct the weaknesses described in the management letter from subparagraph (G) of this section.

(I)List of all internal audit reports issued since the last disclosure of internal audit reports to the Government.

(J)Annual internal audit plan of scheduled audits to be performed in the fiscal year when the final indirect cost rate submission is made.

(K)Federal and State income tax returns.

(L)Securities and Exchange Commission 10-K annual report.

(M)Minutes from board of directors meetings.

(N)Listing of delay claims and termination claims submitted which contain costs relating to the subject fiscal year.

(O)Contract briefings, which generally include a synopsis of all pertinent contract provisions, such as: Contract type, contract amount, product or service(s) to be provided, contract performance period, rate ceilings, advance approval requirements, pre-contract cost allowability limitations, and billing limitations.

(v)The Contractor shall update the billings on all contracts to reflect the final settled rates and update the schedule of cumulative direct and indirect costs claimed and billed, as required in paragraph (d)(2)(iii)(I) of this section, within 60 days after settlement of final indirect cost rates.

(3)The Contractor and the appropriate Government representative shall execute a written understanding setting forth the final indirect cost rates. The understanding shall specify

(i)the agreed-upon final annual indirect cost rates,

(ii)the bases to which the rates apply,

(iii)the periods for which the rates apply,

(iv)any specific indirect cost items treated as direct costs in the settlement, and

(v)the affected contract and/or subcontract, identifying any with advance agreements or special terms and the applicable rates.

The understanding shall not change any monetary ceiling, contract obligation, or specific cost allowance or disallowance provided for in this contract. The understanding is incorporated into this contract upon execution.

(4)Failure by the parties to agree on a final annual indirect cost rate shall be a dispute within the meaning of the Disputes clause.

(5)Within 120 days (or longer period if approved in writing by the Contracting Officer) after settlement of the final annual indirect cost rates for all years of a physically complete contract, Contractor shall submit a completion invoice or voucher to reflect the settled amounts and rates. The completion invoice or voucher shall include settled subcontract amounts and rates. The prime contractor is responsible for settling subcontractor amounts and rates included in the completion invoice or voucher and providing status of subcontractor audits to the contracting officer upon request.

(6)(i) If the Contractor fails to submit a completion invoice or voucher within the time specified in paragraph (d)(5) of this clause, the Contracting Officer may--

(A)Determine the amounts due to the Contractor under the contract; and

(B)Record this determination in a unilateral modification to the contract.

(ii) This determination constitutes the final decision of the Contracting Officer in accordance with the Disputes clause.

(e)Billing rates. Until final annual indirect cost rates are established for any period, the Government shall reimburse the Contractor at billing rates established by the Contracting Officer or by an authorized representative (the cognizant auditor), subject to adjustment when the final rates are established. These billing rates --

(1)Shall be the anticipated final rates; and

(2)May be prospectively or retroactively revised by mutual agreement, at either party's request, to prevent substantial overpayment or underpayment.

(f)Quick-closeout procedures. Quick-closeout procedures are applicable when the conditions in FAR 42.708(a) are satisfied.

(g)Audit. At any time or times before final payment, the Contracting Officer may have the Contractor's invoices or vouchers and statements of cost audited. Any payment may be --

(1)Reduced by amounts found by the Contracting Officer not to constitute allowable costs; or

(2)Adjusted for prior overpayments or underpayments.

(h)Final payment.

(1)Upon approval of a completion invoice or voucher submitted by the Contractor in accordance with paragraph (d)(5) of this clause, and upon the Contractor's compliance with all terms of this contract, the Government shall promptly pay any balance of allowable costs and that part of the fee (if any) not previously paid.

(2)The Contractor shall pay to the Government any refunds, rebates, credits, or other amounts (including interest, if any) accruing to or received by the Contractor or any assignee under this contract, to the extent that those amounts are properly allocable to costs for which the Contractor has been reimbursed by the Government. Reasonable expenses incurred by the Contractor for securing refunds, rebates, credits, or other amounts shall be allowable costs if approved by the Contracting Officer. Before final payment under this contract, the Contractor and each assignee whose assignment is in effect at the time of final payment shall execute and deliver --

(i)An assignment to the Government, in form and substance satisfactory to the Contracting Officer, of refunds, rebates, credits, or other amounts (including interest, if any) properly allocable to costs for which the Contractor has been reimbursed by the Government under this contract; and

(ii)A release discharging the Government, its officers, agents, and employees from all liabilities, obligations, and claims arising out of or under this contract, except --

(A)Specified claims stated in exact amounts, or in estimated amounts when the exact amounts are not known;

(B)Claims (including reasonable incidental expenses) based upon liabilities of the Contractor to third parties arising out of the performance of this contract; provided, that the claims are not known to the Contractor on the date of the execution of the release, and that the Contractor gives notice of the claims in writing to the Contracting Officer within 6 years following the release date or notice of final payment date, whichever is earlier; and

(C)Claims for reimbursement of costs, including reasonable incidental expenses, incurred by the Contractor under the patent clauses of this contract, excluding, however, any expenses arising from the Contractor's indemnification of the Government against patent liability.

52.219-28 POST-AWARD SMALL BUSINESS PROGRAM REREPRESENTATION (FEB 2024)

(a) Definitions. As used in this clause--

Long-term contract means a contract of more than five years in duration, including options. However, the term does not include contracts that exceed five years in duration because the period of performance has been extended for a cumulative period not to exceed six months under the clause at 52.217-8, Option to Extend Services, or other appropriate authority.

Small business concern--

(1)Means a concern, including its affiliates, that is independently owned and operated, not dominant in its field of operation, and qualified as a small business under the criteria in 13 CFR part 121 and the size standard in paragraph (d) of this clause.

(2)Affiliates, as used in this definition, means business concerns, one of whom directly or indirectly controls or has the power to control the others, or a third party or parties control or have the power to control the others. In determining whether affiliation exists, consideration is given to all appropriate factors including common ownership, common management, and contractual relationships. SBA determines affiliation based on the factors set forth at 13 CFR 121.103.

(b)If the Contractor represented that it was any of the small business concerns identified in 19.000(a)(3) prior to award of this contract, the Contractor shall rerepresent its size and socioeconomic status according to paragraph (f) of this clause or, if applicable, paragraph (h) of this clause, upon occurrence of any of the following:

(1)Within 30 days after execution of a novation agreement or within 30 days after modification of the contract to include this clause, if the novation agreement was executed prior to inclusion of this clause in the contract.

(2)Within 30 days after a merger or acquisition that does not require a novation or within 30 days after modification of the contract to include this clause, if the merger or acquisition occurred prior to inclusion of this clause in the contract.

(3)For long-term contracts--

(i)Within 60 to 120 days prior to the end of the fifth year of the contract; and

(ii)Within 60 to 120 days prior to the date specified in the contract for exercising any option thereafter.

(c)If the Contractor represented that it was any of the small business concerns identified in 19.000(a)(3) prior to award of this contract, the Contractor shall rerepresent its size and socioeconomic status according to paragraph (f) of this clause or, if applicable, paragraph (h) of this clause, when the Contracting Officer explicitly requires it for an order issued under a multiple-award contract.

(d)The Contractor shall rerepresent its size status in accordance with the size standard in effect at the time of this rerepresentation that corresponds to the North American Industry Classification System (NAICS) code(s) assigned to this contract. The small business size standard corresponding to this NAICS code(s) can be found at https://www.sba.gov/document/support--table-size-standards.

(e)The small business size standard for a Contractor providing an end item that it does not manufacture, process, or produce itself, for a contract other than a construction or service contract, is 500 employees, or 150 employees for information technology value-added resellers under NAICS code 541519, if the acquisition--

(1)Was set aside for small business and has a value above the simplified acquisition threshold;

(2)Used the HUBZone price evaluation preference regardless of dollar value, unless the Contractor waived the price evaluation preference; or

(3)Was an 8(a), HUBZone, service-disabled veteran-owned, economically disadvantaged women-owned, or women-owned small business set-aside or sole-source award regardless of dollar value.

(f)Except as provided in paragraph (h) of this clause, the Contractor shall make the representation(s) required by paragraph (b) and (c) of this clause by validating or updating all its representations in the Representations and Certifications section of the System for Award Management (SAM) and its other data in SAM, as necessary, to ensure that they reflect the Contractor's current status. The Contractor shall notify the contracting office in writing within the timeframes specified in paragraph (b) of this clause, or with its offer for an order (see paragraph (c) of this clause), that the data have been validated or updated, and provide the date of the validation or update.

(g)If the Contractor represented that it was other than a small business concern prior to award of this contract, the Contractor may, but is not required to, take the actions required by paragraphs (f) or (h) of this clause.

(h)If the Contractor does not have representations and certifications in SAM, or does not have a representation in SAM for the NAICS code applicable to this contract, the Contractor is required to complete the following rerepresentation and submit it to the contracting office, along with the contract number and the date on which the rerepresentation was completed:

(1)The Contractor represents that it [X] is, [     ] is not a small business concern under NAICS Code 541715 assigned to contract number N68335-25-C-0254.

(2)[Complete only if the Contractor represented itself as a small business concern in paragraph (h)(1) of this clause.] The Contractor represents that it [     ] is, [     ] is not, a small disadvantaged business concern as defined in 13 CFR 124.1001.

(3)[Complete only if the Contractor represented itself as a small business concern in paragraph (h)(1) of this clause.] The Contractor represents that it [     ] is, [     ] is not a women-owned small business concern.

(4)Women-owned small business (WOSB) joint venture eligible under the WOSB Program. The Contractor represents that it [     ] is, [     ] is not a joint venture that complies with the requirements of 13 CFR 127.506(a) through (c). [The Contractor shall enter the name and unique entity identifier of each party to the joint venture: .]

(5)Economically disadvantaged women-owned small business (EDWOSB) joint venture. The Contractor represents that it [     ] is, [     ] is not a joint venture that complies with the requirements of 13 CFR 127.506(a) through (c). [The Contractor shall enter the name and unique entity identifier of each party to the joint venture: .]

(6)[Complete only if the Contractor represented itself as a small business concern in paragraph (h)(1) of this clause.] The Contractor represents that it [     ] is, [     ] is not a veteran-owned small business concern.

(7)[Complete only if the Contractor represented itself as a veteran-owned small business concern in paragraph (h)(6) of this clause.] The Contractor represents that it [     ] is, [     ] is not a service-disabled veteran-owned small business concern.

(8)Service-disabled veteran-owned small business (SDVOSB) joint venture eligible under the SDVOSB Program. The Contractor represents that it [     ] is, [     ] is not an SDVOSB joint venture eligible under the SDVOSB Program that complies with the requirements of 13 CFR 128.402. [The Contractor shall enter the name and unique entity identifier of each party to the joint venture:             .]

(9)[Complete only if the Contractor represented itself as a small business concern in paragraph (h)(1) of this clause.] The Contractor represents that--

(i)It [     ] is, [     ] is not a HUBZone small business concern listed, on the date of this representation, on the List of Qualified HUBZone Small Business Concerns maintained by the Small Business Administration, and no material changes in ownership and control, principal office, or HUBZone employee percentage have occurred since it was certified in accordance with 13 CFR part 126; and

(ii)It [     ] is, [     ] is not a HUBZone joint venture that complies with the requirements of 13 CFR part 126, and the representation in paragraph (h)(8)(i) of this clause is accurate for each HUBZone small business concern participating in the HUBZone joint venture. [The Contractor shall enter the names of each of the HUBZone small business concerns participating in the HUBZone joint venture: .] Each HUBZone small business concern participating in the HUBZone joint venture shall submit a separate signed copy of the HUBZone representation.

[Contractor to sign and date and insert authorized signer's name and title.]

(End of clause)

52.222-2PAYMENT FOR OVERTIME PREMIUMS (JUL 1990)

(a)The use of overtime is authorized under this contract if the overtime premium cost does not exceed $0 or the overtime premium is paid for work --

(1)Necessary to cope with emergencies such as those resulting from accidents, natural disasters, breakdowns of production equipment, or occasional production bottlenecks of a sporadic nature;

(2)By indirect-labor employees such as those performing duties in connection with administration, protection, transportation, maintenance, standby plant protection, operation of utilities, or accounting;

(3)To perform tests, industrial processes, laboratory procedures, loading or unloading of transportation conveyances, and operations in flight or afloat that are continuous in nature and cannot reasonably be interrupted or completed otherwise; or

(4)That will result in lower overall costs to the Government.

(b)Any request for estimated overtime premiums that exceeds the amount specified above shall include all estimated overtime for contract completion and shall--

(1)Identify the work unit; e.g., department or section in which the requested overtime will be used, together with present workload, staffing, and other data of the affected unit sufficient to permit the Contracting Officer to evaluate the necessity for the overtime;

(2)Demonstrate the effect that denial of the request will have on the contract delivery or performance schedule;

(3)Identify the extent to which approval of overtime would affect the performance or payments in connection with other Government contracts, together with identification of each affected contract; and

(4)Provide reasons why the required work cannot be performed by using multishift operations or by employing additional personnel.

52.222-35 EQUAL OPPORTUNITY FOR VETERANS (JUN 2020)

(a)Definitions. As used in this clause--

"Active duty wartime or campaign badge veteran," "Armed Forces service medal veteran," "disabled veteran," "protected veteran," "qualified disabled veteran," and "recently separated veteran" have the meanings given at Federal Acquisition Regulation (FAR) 22.1301.

(b)Equal opportunity clause. The Contractor shall abide by the requirements of the equal opportunity clause at 41 CFR 60-300.5(a), as of March 24, 2014. This clause prohibits discrimination against qualified protected veterans, and requires affirmative action by the Contractor to employ and advance in employment qualified protected veterans.

(c)Subcontracts. The Contractor shall insert the terms of this clause in subcontracts valued at or above the threshold specified in FAR 22.1303(a) on the date of subcontract award, unless exempted by rules, regulations, or orders of the Secretary of Labor. The Contractor shall act as specified by the Director, Office of Federal Contract Compliance Programs, to enforce the terms, including action for noncompliance. Such necessary changes in language may be made as shall be appropriate to identify properly the parties and their undertakings.

(End of clause)

52.222-36 EQUAL OPPORTUNITY FOR WORKERS WITH DISABILITIES (JUN 2020)

(a)Equal opportunity clause. The Contractor shall abide by the requirements of the equal opportunity clause at 41 CFR 60-741.5(a), as of March 24, 2014. This clause prohibits discrimination against qualified individuals on the basis of disability, and requires affirmative action by the Contractor to employ and advance in employment qualified individuals with disabilities.

(b)Subcontracts. The Contractor shall include the terms of this clause in every subcontract or purchase order in excess of the threshold specified in Federal Acquisition Regulation (FAR) 22.1408(a) on the date of subcontract award, unless exempted by rules, regulations, or orders of the Secretary, so that such provisions will be binding upon each subcontractor or vendor. The Contractor shall act as specified by the Director, Office of Federal Contract Compliance Programs of the U.S. Department of Labor, to enforce the terms, including action for noncompliance. Such necessary changes in language may be made as shall be appropriate to identify properly the parties and their undertakings.

(End of clause)

52.232-22LIMITATION OF FUNDS (APR 1984)

(a)The parties estimate that performance of this contract will not cost the Government more than (1) the estimated cost specified in the Schedule or, (2) if this is a cost-sharing contract, the Government's share of the estimated cost specified in the Schedule. The Contractor agrees to use its best efforts to perform the work specified in the Schedule and all obligations under this contract within the estimated cost, which, if this is a cost-sharing contract, includes both the Government's and the Contractor's share of the cost.

(b)The Schedule specifies the amount presently available for payment by the Government and allotted to this contract, the items covered, the Government's share of the cost if this is a cost-sharing contract, and the period of performance it is estimated the allotted amount will cover. The parties contemplate that the Government will allot additional funds incrementally to the contract up to the full estimated cost to the Government specified in the Schedule, exclusive of any fee. The Contractor agrees to perform, or have performed, work on the contract up to the point at which the total amount paid and payable by the Government under the contract approximates but does not exceed the total amount actually allotted by the Government to the contract.

(c)The Contractor shall notify the Contracting Officer in writing whenever it has reason to believe that the costs it expects to incur under this contract in the next 60 days, when added to all costs previously incurred, will exceed 75 percent of (1) the total amount so far allotted to the contract by the Government or, (2) if this is a cost-sharing contract, the amount then allotted to the contract by the Government plus the Contractor's corresponding share. The notice shall state the estimated amount of additional funds required to continue performance for the period specified in the Schedule.

(d)Sixty days before the end of the period specified in the Schedule, the Contractor shall notify the Contracting Officer in writing of the estimated amount of additional funds, if any, required to continue timely performance under the contract or for any further period specified in the Schedule or otherwise agreed upon, and when the funds will be required.

(e)If, after notification, additional funds are not allotted by the end of the period specified in the schedule or another agreed-upon date, upon the Contractor's written request the Contracting Officer will terminate this contract on that date in accordance with the provisions of the Termination clause of this contract. If the Contractor estimates that the funds available will allow it to continue to discharge its obligations beyond that date, it may specify a later date in its request, and the Contracting Officer may terminate this contract on that later date.

(f)Except as required by other provisions of this contract, specifically citing and stated to be an exception to this clause --

(1)The Government is not obligated to reimburse the Contractor for costs incurred in excess of the total amount allotted by the Government to this contract; and

(2)The Contractor is not obligated to continue performance under this contract (including actions under the Termination clause of this contract) or otherwise incur costs in excess of --

(i)The amount then allotted to the contract by the Government or;

(ii)If this is a cost-sharing contract, the amount then allotted by the Government to the contract plus the Contractor's corresponding share, until the Contracting Officer notifies the Contractor in writing that the amount allotted by the Government has been increased and specifies an increased amount, which shall then constitute the total amount allotted by the Government to this contract.

(g)The estimated cost shall be increased to the extent that (1) the amount allotted by the Government or, (2) if this is a cost-sharing contract, the amount then allotted by the Government to the contract plus the Contractor's corresponding share, exceeds the estimated cost specified in the Schedule. If this is a cost-sharing contract, the increase shall be allocated in accordance with the formula specified in the Schedule.

(h)No notice, communication, or representation in any form other than that specified in subparagraph (f)(2) above, or from any person other than the Contracting Officer, shall affect the amount allotted by the Government to this contract. In the absence of the specified notice, the Government is not obligated to reimburse the Contractor for any costs in excess of the total amount allotted by the Government to this contract, whether incurred during the course of the contract or as a result of termination.

(i)When and to the extent that the amount allotted by the Government to the contract is increased, any costs the Contractor incurs before the increase that are in excess of --

(1)The amount previously allotted by the Government or;

(2)If this is a cost-sharing contract, the amount previously allotted by the Government to the contract plus the Contractor's corresponding share, shall be allowable to the same extent as if incurred afterward, unless the Contracting Officer issues a termination or other notice and directs that the increase is solely to cover termination or other specified expenses.

(j)Change orders shall not be considered an authorization to exceed the amount allotted by the Government specified in the Schedule, unless they contain a statement increasing the amount allotted.

(k)Nothing in this clause shall affect the right of the Government to terminate this contract. If this contract is terminated, the Government and the Contractor shall negotiate an equitable distribution of all property produced or purchased under the contract, based upon the share of costs incurred by each.

(l)If the Government does not allot sufficient funds to allow completion of the work, the Contractor is entitled to a percentage of the fee specified in the Schedule equaling the percentage of completion of the work contemplated by this contract.

52.244-2SUBCONTRACTS (JUN 2020)

(a)Definitions. As used in this clause--

Approved purchasing system means a Contractor's purchasing system that has been reviewed and approved in accordance with Part 44 of the Federal Acquisition Regulation (FAR).

Consent to subcontract means the Contracting Officer's written consent for the Contractor to enter into a particular subcontract.

Subcontract means any contract, as defined in FAR Subpart 2.1, entered into by a subcontractor to furnish supplies or services for performance of the prime contract or a subcontract. It includes, but is not limited to, purchase orders, and changes and modifications to purchase orders.

(b)When this clause is included in a fixed-price type contract, consent to subcontract is required only on unpriced contract actions (including unpriced modifications or unpriced delivery orders), and only if required in accordance with paragraph (c) or (d) of this clause.

(c)If the Contractor does not have an approved purchasing system, consent to subcontract is required for any subcontract that—

(1)Is of the cost-reimbursement, time-and-materials, or labor-hour type; or

(2)Is fixed-price and exceeds—

(i)For a contract awarded by the Department of Defense, the Coast Guard, or the National Aeronautics and Space Administration, the greater of the simplified acquisition threshold, as defined in FAR 2.101 on the date of subcontract award, or 5 percent of the total estimated cost of the contract; or

(ii)For a contract awarded by a civilian agency other than the Coast Guard and the National Aeronautics and Space Administration, either the simplified acquisition threshold, as defined in FAR 2.101 on the date of subcontract award, or 5 percent of the total estimated cost of the contract.

(d)If the Contractor has an approved purchasing system, the Contractor nevertheless shall obtain the Contracting Officer’s written consent before placing the following subcontracts:

(e)(1) The Contractor shall notify the Contracting Officer reasonably in advance of placing any subcontract or modification thereof for which consent is required under paragraph (b), (c), or (d) of this clause, including the following information:

(i)A description of the supplies or services to be subcontracted.

(ii)Identification of the type of subcontract to be used.

(iii)Identification of the proposed subcontractor.

(iv)The proposed subcontract price.

(v)The subcontractor’s current, complete, and accurate certified cost or pricing data and Certificate of Current Cost or Pricing Data, if required by other contract provisions.

(vi)The subcontractor’s Disclosure Statement or Certificate relating to Cost Accounting Standards when such data are required by other provisions of this contract.

(vii)A negotiation memorandum reflecting—

(A)The principal elements of the subcontract price negotiations;

(B)The most significant considerations controlling establishment of initial or revised prices;

(C)The reason certified cost or pricing data were or were not required;

(D)The extent, if any, to which the Contractor did not rely on the subcontractor’s certified cost or pricing data in determining the price objective and in negotiating the final price;

(E)The extent to which it was recognized in the negotiation that the subcontractor’s certified cost or pricing data were not accurate, complete, or current; the action taken by the Contractor and the subcontractor; and the effect of any such defective data on the total price negotiated;

(F)The reasons for any significant difference between the Contractor’s price objective and the price negotiated; and

(G)A complete explanation of the incentive fee or profit plan when incentives are used. The explanation shall identify each critical performance element, management decisions used to quantify each incentive element, reasons for the incentives, and a summary of all trade-off possibilities considered.

(2) The Contractor is not required to notify the Contracting Officer in advance of entering into any subcontract for which consent is not required under paragraph (c), (d), or (e) of this clause.

(f)Unless the consent or approval specifically provides otherwise, neither consent by the Contracting Officer to any subcontract nor approval of the Contractor’s purchasing system shall constitute a determination—

(1)Of the acceptability of any subcontract terms or conditions;

(2)Of the allowability of any cost under this contract; or

(3)To relieve the Contractor of any responsibility for performing this contract.

(g)No subcontract or modification thereof placed under this contract shall provide for payment on a cost-plus-a- percentage-of-cost basis, and any fee payable under cost-reimbursement type subcontracts shall not exceed the fee limitations in FAR 15.404-4(c)(4)(i).

(h)The Contractor shall give the Contracting Officer immediate written notice of any action or suit filed and prompt notice of any claim made against the Contractor by any subcontractor or vendor that, in the opinion of the Contractor, may result in litigation related in any way to this contract, with respect to which the Contractor may be entitled to reimbursement from the Government.

(i)The Government reserves the right to review the Contractor’s purchasing system as set forth in FAR Subpart 44.3.

(j)Paragraphs (c) and (e) of this clause do not apply to the following subcontracts, which were evaluated during negotiations:

PJW Engineering

(End of clause)

52.252-2CLAUSES INCORPORATED BY REFERENCE (FEB 1998)

This contract incorporates one or more clauses by reference, with the same force and effect as if they were given in full text. Upon request, the Contracting Officer will make their full text available. Also, the full text of a clause may be accessed electronically at this address: https://www.acquisition.gov/browse/index/far

(End of clause)

252.227-7028TECHNICAL DATA OR COMPUTER SOFTWARE PREVIOUSLY DELIVERED TO THE GOVERNMENT (JUN 1995)

The Offeror shall attach to its offer an identification of all documents or other media incorporating technical data or computer software it intends to deliver under this contract with other than unlimited rights that are identical or substantially similar to documents or other media that the Offeror has produced for, delivered to, or is obligated to deliver to the Government under any contract or subcontract. The attachment shall identify--

(a)The contract number under which the data or software were produced;

(b)The contract number under which, and the name and address of the organization to whom, the data or software were most recently delivered or will be delivered; and

(c)Any limitations on the Government's rights to use or disclose the data or software, including, when applicable, identification of the earliest date the limitations expire.

252.235-7010ACKNOWLEDGMENT OF SUPPORT AND DISCLAIMER (MAY 1995)

(a)The Contractor shall include an acknowledgment of the Government’s support in the publication of any material based on or developed under this contract, stated in the following terms: This material is based upon work supported by the Office of Naval Research under Contract No. N68335-25-C-0254.

(b)All material, except scientific articles or papers published in scientific journals, must, in addition to any notices or disclaimers by the Contractor, also contain the following disclaimer: Any opinions, findings and conclusions or recommendations expressed in this material are those of the author(s) and do not necessarily reflect the views of the Office of Naval Research.

Section J - List of Documents, Exhibits and Other Attachments

Exhibit/Attachment Table of Contents

DOCUMENT TYPE	DESCRIPTION	PAGES	DATE
Exhibit _	CDRL A001	3
Exhibit _	CDRL A002	3
Exhibit _	CDRL A003	3
Exhibit _	CDRL A004	3
Attachment 5	CDRL distro	1